Encompass Health announces indefinite closure of Sea Pines Rehabilitation Hospital due to flood damage
BIRMINGHAM, Ala., and MELBOURNE, Fla., Nov. 6, 2026 — On Nov. 1-2, 2026, sustained torrential rains led to the flooding, evacuation and closure of Sea Pines Rehabilitation Hospital in Melbourne, Florida (“Sea Pines”). Sea Pines is a 90-bed hospital owned by a joint venture between Encompass Health and Holmes Regional Medical Center (a subsidiary of Health First). All patients were safely evacuated from Sea Pines and were either admitted to another appropriate medical facility or were discharged home. All Sea Pines employees have been accounted for. The flooding resulted in substantial damage to Sea Pines, and the hospital remains closed indefinitely. The joint venture is committed to reopening and continuing the operation of Sea Pines and is evaluating alternatives for refurbishing or replacing the hospital.
“We are enormously grateful for the heroic efforts of our hospital staff and the first responders in ensuring the safety of our patients during this catastrophic weather event,” said Pat Tuer, Encompass Health executive vice president and chief operating officer. “Sea Pines has served the greater Melbourne area for more than 40 years, and we are committed to restoring and enhancing our capacity to do so. Reopening Sea Pines is a high priority, and we are currently in discussions with our joint venture partner to determine the best path forward.”
During the period of closure, Sea Pines will incur expenses related to remediation and will continue to incur certain operating expenses. Encompass Health believes these expenses are not indicative of the Company’s ongoing operating performance and therefore intends to exclude these items, as well as any related insurance proceeds, from its reported non-GAAP measures. In light of this determination, Encompass Health is reaffirming its Full-Year 2026 Guidance provided on Oct. 28, 2026, as follows (in millions, except per share data):

Net operating revenue	$6,450 to $6,500
Adjusted EBITDA	$1,395 to $1,415
Adjusted earnings per share from continuing operations attributable to Encompass Health	$6.23 to $6.37

The Company noted that for the first nine months of 2026, Sea Pines had Net operating revenue of approximately $44 million, contributed approximately $14 million to Adjusted EBITDA, and recorded 1,876 total discharges.

About Encompass Health
Encompass Health (NYSE: EHC) is the largest owner and operator of inpatient rehabilitation hospitals in the United States. With a national footprint that includes 179 hospitals in 39 states and Puerto Rico, the Company provides high-quality, compassionate rehabilitative care for patients recovering from major injuries or illnesses, using advanced technology and innovative treatments to maximize recovery. Encompass Health is recognized by Newsweek as America’s Most Awarded Leader in Inpatient Rehabilitation and is ranked among Fortune’s World’s Most Admired Companies™ and Forbes’ America’s Best Companies. It is also recognized by Becker’s Healthcare and Modern Healthcare as a top healthcare employer. For more information, visit encompasshealth.com and follow us on our newsroom, X, Instagram and Facebook.
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Forward-looking statements
Statements contained in this press release and the supplemental information which are not historical facts, such as those relating to the financial guidance, business outlook and the reopening of the Sea Pines hospital, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, Encompass Health, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and Encompass Health undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by Encompass Health include, but are not limited to, possible reductions or other changes in Medicaid reimbursement, including Medicaid directed and supplemental payment programs and Medicaid waiver programs, which may decrease our revenues and increase our provider tax expenses; the demand for Encompass Health’s services, including based on any downturns in the economy and consumer confidence in patient care; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving Encompass Health; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of Encompass Health's or its vendors' or partners’ information systems, including unauthorized access to or theft of patient, business associate, or other sensitive information or inability to provide patient care because of system unavailability; Encompass Health's ability to complete remediation or redevelopment of the Sea Pines hospital on a timely basis; increases in Medicare audit activity, including increased use of sampling and extrapolation, resulting in additional unpaid reimbursement claims and an increase in the backlog of appealed claims denials; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for Encompass Health's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction and Encompass Health's ability to adapt operations to those changes, including in connection with the CMS inpatient rehabilitation review choice demonstration project; competitive pressures in the healthcare industry and Encompass Health's response thereto; Encompass Health's ability to obtain and retain favorable arrangements with third-party payors; Encompass Health's ability to control costs, particularly labor and employee benefit costs; adverse effects resulting from coverage determinations made by Medicare Administrative Contractors regarding its Medicare reimbursement claims and lengthening delays in Encompass Health's ability to recover improperly denied claims through the administrative appeals process on a timely basis, including as part of the review choice demonstration; Encompass Health's ability to adapt to changes in the healthcare delivery system, including value-based purchasing such as the Transforming Episode Accountability Model and involvement in coordinated care initiatives or programs that may arise with its referral sources; Encompass Health's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages, which may be worsened by infectious disease outbreaks, and the impact on Encompass Health's labor expenses from potential union activity, staffing shortages, and competitive compensation practices; general conditions in the economy and capital markets, including any instability or uncertainty related to trade war, armed conflict or an act of terrorism, governmental impasse over approval of the United States federal budget, an increase in the debt ceiling, or an international sovereign debt crisis; the increase in the cost of, or the decrease in the availability of, construction materials and necessary supplies, including as a result of tariffs and import restrictions; the increase in the costs of defending and insuring against alleged professional liability claims, and Encompass Health's ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in Encompass Health's SEC filings and other public announcements, including Encompass Health's Form 10-K for the year ended Dec. 31, 2025 and Form 10-Q for the quarters ended March 31, 2026, June 30, 2026, and Sept. 30, 2026.

Media contact:
Polly Manuel | 205-970-5912
media@encompasshealth.com
Investor relations contact:
Mark Miller | 205-970-5860
mark.miller@encompasshealth.com